CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 26, 2023, relating to the financial statements and financial highlights of ONEFUND Trust comprising ONEFUND S&P 500® (formerly, ONEFUND S&P 500® Equal Weight Index) for the year ended March 31, 2023, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Disclosure of Portfolio Holdings Information”, “Independent Registered Public Accounting Firm”, and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin November 14, 2023

C O H E N & C O M P A N Y , L T D ..

800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board